Exhibit 5.1

200 Clarendon Street
Boston, Massachusetts 02116
Tel: +1.617.948.6000 Fax: +1.617.948.6001
www.lw.com

January 28, 2021 Desktop Metal, Inc. 63 3rd Avenue Burlington, Massachusetts 01803	FIRM / AFFILIATE OFFICES
	Beijing	Moscow
	Boston	Munich
	Brussels	New York
	Century City	Orange County
	Chicago	Paris
	Dubai	Riyadh
	Düsseldorf	San Diego
	Frankfurt	San Francisco
	Hamburg	Seoul
	Hong Kong	Shanghai
	Houston	Silicon Valley
	London	Singapore
	Los Angeles	Tokyo
	Madrid	Washington, D.C.
Milan

Re:     Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as special counsel to Desktop Metal, Inc., a Delaware corporation (the “Company”), in connection with the registration of (i) the offer and sale by certain selling securityholders named in the Registration Statement (as defined below) of up to 176,111,636 outstanding shares (the “Outstanding Shares”) of Class A common stock, $0.0001 par value per share (the “Common Stock”), (ii) the offer and sale by a selling securityholder named in the Registration Statement (the “Acquisition Selling Securityholder”) of up to 12,500,000 shares of Common Stock (the “Acquisition Shares”) that may be issued to the Acquisition Selling Securityholder pursuant to that certain Purchase Agreement and Plan of Merger with envisionTEC, Inc. described in the Registration Statement (the “Merger Agreement”), (iii) the issuance up to 25,010,494 shares of Common Stock (the “Warrant Shares”) that are issuable from time to time upon exercise of outstanding warrants (the “Warrants”), and (iv) the offer and sale by certain selling securityholders named in the Registration Statement of up to 10,003,000 shares of Common Stock issuable upon exercise of certain of the Warrants (the “Resale Warrant Shares” and collectively with the Outstanding Shares, the Acquisition Shares, and the Warrant Shares, the “Shares”). The Shares are included in a registration statement on Form S-1 under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on December 23, 2020, as amended (the “Registration Statement”). This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or related prospectus or prospectus supplement (collectively, the “Prospectus”), other than as expressly stated herein with respect to the issue of the Shares.

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters. We are opining herein as to the General Corporation Law of the State of Delaware, and we express no opinion with respect to any other laws.

January 28, 2021

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof:

1.	The Outstanding Shares have been duly authorized by all necessary corporate action of the Company and are validly issued, fully paid and nonassessable.

2.	When the Acquisition Shares initially issuable pursuant to the terms of the Merger Agreement shall have been duly registered on the books of the transfer agent and registrar therefor in the name of or on behalf of the Acquisition Selling Securityholder, and have been issued by the Company against payment therefor (not less than par value) in the circumstances contemplated by the Merger Agreement, the Acquisition Shares will have been duly authorized by all necessary corporate action of the Company, and will be validly issued, fully paid and nonassessable. In rendering this opinion, we have assumed that the Company will comply with all applicable notice requirements regarding uncertificated shares provided in the General Corporation Law of the State of Delaware.

3.	When the Warrant Shares initially issuable upon exercise of the Warrants shall have been duly registered on the books of the transfer agent and registrar therefor in the name of or on behalf of the Warrant holders, and have been issued by the Company against payment therefor (not less than par value) in the circumstances contemplated by the Warrants, the Warrant Shares will have been duly authorized by all necessary corporate action of the Company, and will be validly issued, fully paid and nonassessable. In rendering this opinion, we have assumed that the Company will comply with all applicable notice requirements regarding uncertificated shares provided in the General Corporation Law of the State of Delaware.

4.	When the Resale Warrant Shares initially issuable upon exercise of the applicable Warrants shall have been duly registered on the books of the transfer agent and registrar therefor in the name of or on behalf of the applicable Warrant holders, and have been issued by the Company against payment therefor (not less than par value) in the circumstances contemplated by the applicable Warrants, the Resale Warrant Shares will have been duly authorized by all necessary corporate action of the Company, and will be validly issued, fully paid and nonassessable. In rendering this opinion, we have assumed that the Company will comply with all applicable notice requirements regarding uncertificated shares provided in the General Corporation Law of the State of Delaware.

With your consent, we have assumed (a) that the Merger Agreement and the Warrants have been duly authorized, executed and delivered by the parties thereto other than the Company, (b) that the Merger Agreement and Warrants constitute legally valid and binding obligations of the parties thereto other than the Company, enforceable against each of them in accordance with their respective terms and (c) that the status of the Merger Agreement and the Warrants as legally valid and binding obligations of the parties will not be affected by any (i) breaches of, or defaults under, agreements or instruments, (ii) violations of statutes, rules, regulations or court or governmental orders or (iii) failures to obtain required consents, approvals or authorizations from, or to make required registrations, declarations or filings with, governmental authorities.

January 28, 2021

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm in the Prospectus under the heading “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

By:	/s/ Latham & Watkins